EXHIBIT 99.1

CytoSorbents Reports Fourth Quarter and Full Year 2024 Financial
Results and Recent Business Highlights

•	2024 marked by strong commercial execution and improved operating leverage

•	Company continues to expect DrugSorb-ATR regulatory decisions from Health Canada and US FDA in 2025

•	Successful Rights Offering and exercise of Series A Right Warrants strengthens balance sheet

•	Strengthening of clinical portfolio across cardiac surgery and critical care in 2025 with new presentations and publications

•	The Company has now adopted the standard accounting convention of reporting Revenue to only include Product Sales. Grant Income is no longer reported as a component of Revenue

PRINCETON, N.J., March 31, 2025 —CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, today reported financial results for the fourth quarter and full year ended December 31, 2024, and recent business highlights.

Fourth Quarter 2024 Financial Results

•	Product revenue was $9.2 million, an increase of 25% compared to $7.3 million in Q4 2023.

•	Grant income was $1.0 million compared to $1.3 million in Q4 2023. The Company has historically reported grant income as a component of total revenue and cost of revenue, as well as a reduction of related research and development expense. The Company will now report grant income solely as a reduction of related research and development expense. If the Company had continued its historical reporting, total revenue in Q4 2024 would have been $10.1 million, an increase of 17% compared to $8.7 million in Q4 2023. See reclassification of previously reported amounts in the tables below.

•	Product gross margin was 71% compared to 68% in Q4 2023.

•	Operating loss improved by 61% to $3.7 million compared to $9.6 million in Q4 2023, reflecting higher revenue and a 30% reduction in operating expenses.

•	Net loss was $7.6 million or $0.14 per share, compared to net loss of $6.1 million or $0.13 per share in Q4 2023.

•	Adjusted net loss improved by 78% to $1.7 million or $0.03 per share, compared to an adjusted net loss of $7.8 million or $0.17 per share in Q4 2023.

•	Adjusted EBITDA loss improved by 70% to $2.4 million compared to a loss of $8.1 million in Q4 2023.

•	Total cash, cash equivalents, and restricted cash of $9.8 million at December 31, 2024.

•	Pro forma total cash, including cash, cash equivalents, and restricted cash as if the rights offering and exercise of related Series A Right Warrants had occurred on December 31, 2024, of approximately $17.0 million, compared to $12.2 million at the end of Q3 2024, reflecting $7.3 million of net proceeds from the rights offering and exercise of the Series A Right Warrant, and net cash used in the fourth quarter of approximately $2.5 million compared to $2.7 million in Q3 2024.

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents, stated, “We delivered a strong fourth quarter, executing on key initiatives that drove solid performance, advanced our regulatory milestones, and fortified our financial position, setting the stage for what we believe will be a transformational year ahead.”

•	Strong Sales Growth and Margins: We closed 2024 on a high note, achieving a 25% increase in Q4 sales compared to the prior year, and 6% sequential growth, culminating in $35.6 million in CytoSorb sales for the full year, representing a 15% year-over-year increase with healthy 71% product gross margins. These results were fueled by disciplined execution of our growth strategy in international markets, enhanced operating leverage, and prudent cash management.

•	Regulatory Momentum and Expanding Market Access: We made significant strides in bringing our DrugSorb™-ATR therapy to patients who need them most. Following the FDA’s acceptance of our De Novo application for DrugSorb™-ATR, we entered interactive review - a crucial step toward potential U.S. marketing approval this year. In addition, after obtaining Medical Device Single Audit Program (“MDSAP”) certification, we submitted our Medical Device License (“MDL”) application to Health Canada that is now in advanced review. We believe we remain on track and continue to expect regulatory decisions this year.

•	Strengthened Balance Sheet: With strong support from our shareholders, we successfully executed our Shareholder Rights Offering and have raised total net proceeds of $7.3 million to date from the offering including the exercise of the Series A Right Warrant. This raise, also allowed for the release of $5.0 million of restricted cash on our balance sheet, and combined, has significantly solidified our financial foundation with an increase in liquidity of $12.3 million.

Full Year 2024 Financial Results

•	Product revenue was $35.6 million, an increase of 15% compared to $31.1 million in 2023.

•	Grant income was $3.6 million compared to $5.3 million in 2023. The Company has historically reported grant income as a component of total revenue and cost of revenue, as well as a reduction of related research and development expense. The Company will now report grant income solely as a reduction of related research and development expense. If the company had continued its historical reporting, total revenue would have been $39.2 million, an increase of 8% compared to $36.3 million in 2023. See reclassification of previously reported amounts in the tables below.

•	Product gross margin was 71% compared to 71% in 2023.

•	Operating loss for 2024 improved by 47% to $16.8 million compared to $32 million in 2023 reflecting higher revenue in 2024, and a 22% reduction in operating expenses.

•	Net loss was $20.7 million or $0.38 per share, compared to net loss of $29.2 million or $0.65 per share in 2023.

•	Adjusted net loss for 2024 improved by 53% to $12.7 million or $0.23 per share, compared to an adjusted net loss of $27 million or $0.61 per share in 2023.

•	Adjusted EBITDA loss for 2024 improved by 56% to $11.5 million compared to a loss of $26.2 million in 2023.

Dr. Chan continued, “We believe we have a clear and compelling value proposition. Our core business grew 15% in 2024 with more than $35 million in high-margin CytoSorb sales, driven by 28% growth in direct sales outside of Germany and 22% growth in Distributor/Partner sales, which was partially offset by flat growth in direct sales in Germany for the year.

Overall, our central messaging of treating the “Right Patient at the Right Time with the Right Dose” of CytoSorb is helping to drive optimized treatment strategies, improve patient outcomes, and accelerate adoption. For example, at this month’s International Symposium of Intensive Care and Emergency Medicine Congress in Brussels, Berlot and colleagues from Italy presented compelling new data from a 175-patient retrospective study on septic shock and multiorgan failure. They concluded that early and intensive treatment with CytoSorb led to a statistically significant doubling of survival, compared to predicted mortality. These results, now accepted for publication in the Journal of Intensive Care Medicine, reinforce previously published findings from our CytoSorb Therapy in COVID-19 registry in the journal Critical Care that early and intensive treatment is associated with high survival and shorter time on mechanical support. With a growing body of clinical data from both investigator- and company-sponsored studies, alongside our STAR-T trial and registries like COSMOS and STAR, the CytoSorb best practices knowledge base in the ICU and cardiac surgery is expanding rapidly worldwide.

Looking forward, we are encouraged by our commercial progress but are prioritizing a return to sales growth in Germany, our largest market, which was flat for the second year in a row. Entering 2025, we initiated a significant reorganization of our direct sales team and strategy in Germany, including a rebalancing of territories and hospital accounts, with the goal of restoring sales growth through deeper customer engagement, more effective market development, and improved sales representative productivity. Because of the effect of these changes, we expect a short-term disruption in Germany sales that will result in modestly lower product sales overall in the first quarter compared to a year ago. However, we expect these actions will yield improved results in the second half of this year with the intent to manage our total core business toward breakeven.

Meanwhile, with the appropriate marketing approvals, we are excited by the potential near-term growth opportunity in the U.S. and Canada of addressing the serious perioperative bleeding problem caused by blood thinners like Brilinta® (ticagrelor, AstraZeneca) in patients undergoing coronary artery bypass graft (“CABG”) surgery for which we have received FDA Breakthrough Designation. Brilinta®, a widely used antiplatelet drug, is given to heart attack patients to prevent further clotting. However, if these patients require CABG surgery, current guidelines recommend delaying the procedure for three to five days to allow the drug to naturally wash out—leading to prolonged hospital stays, increased costs, and a heightened risk of life-threatening complications.

Blood purification with DrugSorb-ATR represents a unique solution that can enable patients to undergo CABG surgery safely and quickly, without having to wait at risk. The intent is to both reduce serious bleeding complications while reducing the burden on hospital resources. We estimate the total addressable market for DrugSorb-ATR in the U.S. and Canada will grow from $300 million today to over $1 billion as Brilinta becomes generic, DrugSorb-ATR establishes Brilinta as the only reversible oral antiplatelet, and we expand into other blood thinners and surgical applications.

As we await decisions from the FDA and Health Canada, we are preparing to execute a controlled market release at key clinical trial sites if approved. This initial stage is expected to last a few months and will allow us to gather real-world feedback, validate assumptions, and refine our commercialization strategy for a broader national launch.  Our DrugSorb-ATR launch team leverages years of commercial expertise and has initiated pre-market launch planning, including engaging with leading U.S. and Canadian key opinion leaders, recruiting essential talent, managing numerous market access activities, and developing a clear value proposition for patients, surgeons, and hospitals.

Visibility and thought leadership are key pillars of our DrugSorb-ATR launch strategy. Over the next several months, impactful new data will be presented at major cardiovascular conferences that underscore the clinical benefits of antithrombotic removal in cardiac surgery.

•	At the American College of Cardiology Conference in Chicago, the largest cardiovascular event in North America, STAR-T Principal Investigator, Dr. Michael Gibson, just presented an important pooled data analysis from the STAR-T trial and the international STAR Registry demonstrating that the bleeding reductions after CABG surgery observed in the controlled STAR-T trial also extend into real-world clinical practice.

•	At the Society of Cardiovascular Anesthesiologists 47th Annual Meeting in Montreal in April, Dr. David Mazer, a pioneer in perioperative blood conservation and a STAR-T Executive Committee member, will lead a roundtable discussion on the integration of DrugSorb-ATR into perioperative blood management protocols.

•	At EuroPCR in Paris this May, Professor Robert Storey will present what we believe to be some of the most compelling blood thinner removal evidence to date, comparing bleeding rates after CABG in Brilinta® patients operated with or without our device. This latest analysis with updated data from the STAR Registry clearly demonstrates the significant bleeding reductions associated with the use of our device in contemporary real-world practice.

•	At the Canadian Society of Cardiac Surgery conference in Montreal in May, Dr. Richard Whitlock, the STAR-T Canadian Principal Investigator, will host a symposium on the STAR-T study results, outlining DrugSorb-ATR’s clinical and economic value proposition in Canadian hospital practice.

•	Finally, at the European Society of Cardiology Heart Failure meeting in Belgrade in May, a new study will be presented demonstrating how DrugSorb-ATR successfully prevented bleeding complications in patients on Brilinta® or other direct oral anticoagulants undergoing emergency, complex heart transplantation surgery.”

Dr. Chan concluded, “With an established foundation of commercial sales, strong regulatory progress, and enhanced financial stability, we believe we are very well-positioned to take advantage of a host of new opportunities this year. As we advance our global commercialization strategy and prepare for the potential launch of DrugSorb-ATR, we remain committed to delivering life-saving solutions that improve patient outcomes and drive long-term value for our shareholders.”

Business Outlook

As discussed, we anticipate a multitude of opportunities to potentially expand our business both internationally and in the United States and Canada this year. To address flat product sales in our largest market of Germany, we restructured the direct sales team and strategy, including a realignment of sales territories and accounts, to drive a return to sales growth in this key country. Because of the impact of these changes, we expect a short-term disruption in German sales and a modest decline in overall product sales for Q1 2025, both sequentially and compared to Q1 2024. However, we expect these actions will help to improve results in the second half of this year with the intent to manage our core business toward breakeven.

Q4 and Full Year 2024 Earnings Conference Call

CytoSorbents’ management will host a live conference call, presentation webcast, and a question-and-answer session with the following information:

Date: Monday, March 31, 2025

Time: 4:30 PM ET

North American toll-free: 1-800-836-8184

International toll: 1-646-357-8785

Live webcast link: https://app.webinar.net/KGyNpgaYZgQ

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

About Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, we use the non-GAAP financial measures of EBITDA, which measures earnings before interest, income taxes, depreciation and amortization, and Adjusted EBITDA which further excludes non-cash stock compensation expense, and gain or loss of foreign exchange translation. We also use the non-GAAP financial measures of Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Common Share which excludes non-cash stock compensation expense and gain or loss of foreign exchange translation from Net Loss and Net Loss Per Common Share, respectively. Additionally, we have provided a Proforma Cash balance as of December 31, 2024, reflecting the proceeds, net of related fees, for the Rights Offering and Exercise of the Series A Warrant which were received in the first quarter of 2025 as if the net proceeds had been received as of December 31, 2024. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of the non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP should be carefully evaluated. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by investors and the analyst community to help them analyze the performance of our business, the Company’s cash available for operations, and the Company’s ability to meet future capital expenditure and working capital requirements.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with more than a quarter million devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two FDA Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. In September 2024, the Company submitted a De Novo medical device application to the U.S. FDA requesting marketing approval to reduce the severity of perioperative bleeding in CABG patients on the antithrombotic drug ticagrelor, which was accepted for substantive review in October 2024. In November 2024, the Company received its MDSAP certification and submitted its Medical Device License (MDL) application to Health Canada. DrugSorb-ATR is not yet granted or approved in the United States and Canada, respectively.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/ or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany and the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2025, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

Please Click to Follow Us on Facebook and X

U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

pmariani@cytosorbents.com

Investor Relations Contact:

Aman Patel, CFA & Adanna G. Alexander, PhD

ICR Healthcare

ir@cytosorbents.com

CYTOSORBENTS CORPORATION

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2024	2023, as Restated
ASSETS
Current Assets:
Cash and cash equivalents	$3,279,926	$14,131,137
Restricted cash, current	5,000,000	—
Grants and accounts receivable, net of allowances of $157,701 and $49,663 at December 31, 2024 and 2023, respectively	7,319,597	6,057,072
Inventories	2,732,907	3,375,817
Prepaid expenses and other current assets	3,270,812	1,834,485
Total current assets	21,603,242	25,398,511

Property and equipment – net	9,002,383	10,056,354
Restricted cash	1,483,958	1,483,958
Right-of-use asset	11,511,236	12,058,896
Other assets	3,770,680	3,958,603
Total Assets	$47,371,500	$52,956,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,339,885	$3,802,170
Accrued expenses and other current liabilities	6,031,670	7,359,786
Lease liability – current portion	452,688	373,636
Current maturities of long-term debt	—	2,500,000
Total current liabilities	9,824,243	14,035,592
Lease liability, net of current portion	12,443,971	12,896,659
Long-term debt, net of current maturities	13,996,350	2,542,857
Total Liabilities	36,264,564	29,475,108

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, Par Value $0.001, 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2024 and 2023	—	—
Common Stock, Par Value $0.001, 100,000,000 shares authorized at December 31, 2024 and 2023; and 54,830,146 and 54,240,265 shares issued and outstanding at December 31, 2024 and 2023, respectively	54,830	54,240
Additional paid-in capital	310,808,711	306,187,314
Accumulated other comprehensive income	4,252,013	529,321
Accumulated deficit	(304,008,618)	(283,289,661)
Total stockholders’ equity	11,106,936	23,481,214
Total Liabilities and Stockholders’ Equity	$47,371,500	$52,956,322

CYTOSORBENTS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months ended	Three months ended	Year ended	Year ended
	December 31,	December 31,	December 31,	December 31,
	2024 (unaudited)	2023, as Restated (unaudited)	2024	2023, as Restated
Product revenue	$9,150,416	$7,348,486	$35,594,520	$31,084,953
Cost of goods sold	2,656,446	2,346,618	10,468,529	9,131,716
Gross profit	6,493,970	5,001,868	25,125,991	21,953,237
Operating expenses:
Research and development, net of grant income	1,324,353	4,091,400	6,916,181	15,594,442
Selling, general and administrative	8,898,722	10,551,838	34,995,749	38,307,415
Total operating expenses	10,223,076	14,643,238	41,911,930	53,901,857
Loss from operations	(3,729,107)	(9,641,369)	(16,785,940)	(31,948,620)
Other income (expense):
Interest expense, net	(624,180)	(52,229)	(1,399,092)	(157,891)
Gain (loss) on foreign currency transactions	(4,905,114)	2,683,254	(4,224,721)	1,949,257
Miscellaneous income (expense)	(29)	61,754	(29)	96,755
Total other income (expense), net	(5,529,332)	2,692,779	(5,623,842)	1,888,121

Loss before benefit from income taxes	(9,258,438)	(6,948,590)	(22,409,782)	(30,060,499)

Benefit from income taxes	1,690,825	813,739	1,690,825	813,739

Net loss attributable to common stockholders	$(7,567,613)	$(6,134,851)	$(20,718,957)	$(29,246,760)

Basic and diluted net loss per common share	$(0.14)	$(0.13)	$(0.38)	$(0.65)

Weighted average number of shares of common stock outstanding	54,714,642	46,531,510	54,434,609	44,656,391

Comprehensive loss:
Net loss	$(7,567,613)	$(6,134,851)	$(20,718,957)	$(29,246,760)
Other comprehensive income (loss):
Foreign currency translation adjustment	4,713,249	(2,454,666)	4,027,003	(1,799,874)
Comprehensive loss	$(2,854,364)	$(8,589,517)	$(16,691,953)	$(31,046,634)

The Notes to Consolidated Financial Statements are an integral part of these statements.

CYTOSORBENTS CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par value	Capital	Income (Loss)	Deficit	Equity

Balance at December 31, 2022	43,635,715	$43,635	$287,000,021	$2,329,195	$(253,997,878)	$35,374,973
Cumulative effect of adjustments to beginning balance	—	—	777,310	—	(45,023)	732,287
Stock-based compensation (as restated)	—	—	4,155,342	—	—	4,155,342
Proceeds from the exercise of stock options for cash, net of fees incurred	84,905	85	218,193	—	—	218,278
Issuance of common stock offerings, net of fees incurred	10,389,554	10,390	14,245,542	—	—	14,255,932
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	130,091	130	(209,094)	—	—	(208,964)
Other comprehensive loss, foreign currency translation adjustment	—	—	—	(1,799,874)	—	(1,799,874)
Net loss (as restated)	—	—	—	—	(29,246,760)	(29,246,760)
Balance at December 31, 2023 (as restated)	54,240,265	$54,240	$306,187,314	$529,321	$(283,289,661)	$23,481,214
Stock-based compensation	—	—	3,759,534	—	—	3,759,534
Issuance of common stock offerings, net of fees incurred	382,823	385	178,269	—	—	178,654
Common stock issued upon vesting of restricted stock units, less shares withheld to cover taxes	207,058	205	(7,115)	—	—	(6,910)
Issuance of warrants	—	—	690,709	—	—	690,709
Other comprehensive loss, foreign currency translation adjustment	—	—	—	3,722,692	—	3,722,692
Net loss	—	—	—	—	(20,718,957)	(20,718,957)
Balance at December 31, 2024	54,830,146	$54,830	$310,808,711	$4,252,013	$(304,008,618)	$11,106,936

CYTOSORBENTS CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

For the three and twelve months ended December 31, 2024 and 2023 (Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2024	2023, as Restated	2024	2023, as Restated
(In thousands, except per share amounts)
Net loss	$(7,568)	$(6,135)	$(20,719)	$(29,247)
Depreciation and amortization expense	391	397	1,570	1,459
Income tax expense (benefit)	(1,691)	(814)	(1,691)	(814)
Interest expense (income)	624	52	1,399	158
EBITDA - non GAAP	$(8,244)	$(6,500)	$(19,441)	$(28,444)
Non cash stock-based compensation expense	919	1,048	3,760	4,155
(Gain)/Loss on foreign currency translation	4,905	(2,683)	4,225	(1,949)
Adjusted EBITDA - non GAAP	$(2,420)	$(8,134)	$(11,456)	$(26,237)
Net loss	$(7,568)	$(6,135)	$(20,719)	$(29,247)
Non cash stock-based compensation expense	919	1,048	3,760	4,155
(Gain)/Loss on foreign currency translation	4,905	(2,683)	4,225	(1,949)
Adjusted net income (loss) - non GAAP	$(1,743)	$(7,769)	$(12,735)	$(27,041)
Weighted average common shares outstanding basic and diluted	54,714,642	46,531,510	54,434,609	44,656,391
Loss per common share — basic and diluted	$(0.14)	$(0.13)	$(0.38)	$(0.65)
Non cash stock-based compensation expense	$0.02	$0.02	$0.07	$0.09
(Gain)/Loss on foreign currency translation	$0.09	$(0.06)	$0.08	$(0.04)
Adjusted net income (loss) per common share - basis and diluted - non GAAP	$(0.03)	$(0.17)	$(0.23)	$(0.61)

CYTOSORBENTS CORPORATION
RECLASSIFICATION AND RESTATEMENT OF INCOME STATEMENT

	For the Year-ended Dec 31, 2023					For the Year-ended Dec 31, 2024

	Mar 31, 2023	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	2023	Mar 31, 2024	Jun 30, 2024	Sep 30, 2024	Dec 31, 2024	2024
As Previously Reported
Grant Income	$1,539	$1,348	$1,057	$1,320	$5,264	$797	$1,053	$778	$-	$-
Total Revenue	9,449	9,421	8,811	8,668	36,349	9,786	9,895	9,390	-	-
Cost of revenue	3,994	3,402	3,204	3,357	13,957	3,216	3,392	4,109	-	-
Gross profit	5,455	6,019	5,607	5,311	22,392	6,571	6,503	5,282	-	-
Gross margin %	58%	64%	64%	61%	62%	67%	66%	56%
Research and development	4,214	3,669	3,749	4,097	15,729	2,248	1,520	1,851	-	-
Legal, financial, and other consulting	669	1,185	1,103	1,315	4,272	681	821	824	-	-
Selling, general and administrative	8,463	7,724	8,104	9,242	33,600	8,567	7,581	7,003	-	-

Impact of Reclassification
Grant Income	($1,539)	($1,348)	($1,057)	($1,320)	($5,264)	($797)	($1,053)	($778)	$-	$-
Total Revenue	(1,539)	(1,348)	(1,057)	(1,320)	(5,264)	(797)	(1,053)	(778)	-	-
Cost of revenue	(1,463)	(1,309)	(1,043)	(1,315)	(5,130)	(795)	(1,053)	(752)	-	-
Gross profit	(76)	(39)	(14)	(5)	(134)	(2)	-	(26)	-	-
Research and development	(76)	(39)	(14)	(5)	(134)	(2)	-	(26)	-	-
Legal, financial, and other consulting	(669)	(1,185)	(1,103)	(1,315)	(4,272)	(681)	(821)	(824)	-	-
Selling, general and administrative	669	1,185	1,103	1,315	4,272	681	821	824	-	-

Impact of Restatement
Cost of goods sold	-	-	-	304	304	(304)	-	-	-	-
Gross profit	-	-	-	304	304	(304)	-	-	-	-
Selling, general and administrative	(3)	448	(5)	435	435	35	152	433	-	-

As Reclassfied and Restated
Grant Income	-	-	-	-	-	-	-	-	-	-
Total Revenue	7,910	8,073	7,754	7,348	31,085	8,990	8,842	8,612	-	-
Cost of goods sold	2,531	2,093	2,161	2,346	9,131	2,117	2,339	3,357	-	-
Gross profit	5,379	5,980	5,593	5,002	21,954	6,873	6,503	5,256	-	-
Gross margin %	68%	74%	72%	68%	71%	76%	74%	61%
Research and development	4,138	3,630	3,735	4,092	15,595	2,246	1,520	1,825	-	-
Legal, financial, and other consulting	-	-	-	-	-	-	-	-	-	-
Selling, general and administrative	9,129	9,357	9,202	10,553	38,307	9,283	8,554	8,260